Exhibit 99.15

CONSOLIDATING ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)(b)

FOR THE THREE MONTHS ENDED MARCH 31, 2013, 2012 AND 2011

(IN THOUSANDS)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)
Operating revenue	$856,794	$125,210	$(396)	$981,608	$826,885	$117,302	$(369)	$943,818	$758,889	$102,342	$(488)	$860,743
Less: Fuel surcharge revenue	170,286	26,771	—	197,057	162,714	25,682	—	188,396	137,817	20,800	—	158,617

Revenue xFSR	686,508	98,439	(396)	784,551	664,171	91,620	(369)	755,422	621,072	81,542	(488)	702,126

Operating expenses	794,807	117,479	(396)	911,890	768,983	111,631	(369)	880,245	712,160	99,467	(488)	811,139
Adjusted for:				—				—				—
Fuel surcharge revenue	(170,286)	(26,771)	—	(197,057)	(162,714)	(25,682)	—	(188,396)	(137,817)	(20,800)	—	(158,617)
Amortization of certain intangibles (c)	(3,912)	—	—	(3,912)	(4,011)	—	—	(4,011)	(4,435)	—	—	(4,435)
Non-cash impairments (d)	—	—	—	—	(1,065)	—	—	(1,065)	—	—	—	—

Adjusted operating expense	620,609	90,708	(396)	710,921	601,193	85,949	(369)	686,773	569,908	78,667	(488)	648,087

Adjusted operating income	$65,899	$7,731	$—	$73,630	$62,978	$5,671	$—	$68,649	$51,164	$2,875	$—	$54,039

Adjusted Operating Ratio	90.4%	92.1%		90.6%	90.5%	93.8%		90.9%	91.8%	96.5%		92.3%
Operating Ratio	92.8%	93.8%		92.9%	93.0%	95.2%		93.3%	93.8%	97.2%		94.2%

(a)	We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Operating Income and Operating Ratio for the three months ended March 31, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million, $4.0 million, and $4.4 million for the three months ended March 31, 2013, 2012 and 2011, respectively, relating to intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.
(d)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.